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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Posey, H. Wayne
         801 Cherry Street, Suite 1450
         Fort Worth, Texas  76102
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2.       Issuer Name and Ticker or Trading Symbol

         ProMedCo Management Company  (PMCO)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - July 1998
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5.       If Amendment, Date of Original (Month/Day/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         1.  Director
         2.  President, Chief Executive Officer
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7.       Individual or Joint/Group Filing -- Form filed by One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security -
           COMMON STOCK
           COMMON STOCK
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2-4      Transaction Date   Transaction               Securities Acquired (A)
         (Month/Day/Year)      Code      Vol   Amount     Price (per share)
        7/27/98             X                  155,000  A     $0.50
        7/27/98             X                   45,000  A     $1.25


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5-7.  Amount of Securities         Ownership Form:          Nature of Indirect
         Beneficially Owned at      Direct (D) or           Beneficial Ownership
         End of Month.               Indirect (I)


        890,000                     (D)

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


TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.       Title of Derivative Security -
              Common Stock Options
              Common Stock Warrants
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2.       Conversion or Exercise Price of Derivative Security --
                  $0.50
                  $1.25
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3-5      Transaction Date   Transaction         Number of Derivative Securities
         (Month/Day/Year)      Code      Vol     Acquired(A) or Disposed(D)
           7/27/98               X                      155,000 (D)
           7/27/98               X                       45,000 (D)
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6.       Date Exercisable and Expiration Date (Month/Day/Year)
             Date Exercisable              Expiration Date
             Immed.                          9/30/04
             Immed.                          9/30/03
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7.  Title and Amount of Underlying Securities
                  Title                  Amount or Number of Shares

         Common Stock                            155,000
         Common Stock                             45,000
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8.       Price of Derivative Security
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9-11. Amount of Derivative            Ownership Form:       Nature of Indirect
         Securities Beneficially       Direct (D) or        Beneficial Ownership
         Owned at End of Month.        Indirect (I)

          0
       454,863                           (D)

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Explanation of Responses:

SIGNATURE OF REPORTING PERSON


/s/ H. WAYNE POSEY
H. Wayne Posey

August 10, 1998
Date